Exhibit 99.1

Burlington Stores, Inc. Reports Second Quarter 2020 Earnings

o	On a GAAP basis, total sales declined 39%, net loss was $46.8 million, and EPS was ($0.71)
o	On a Non-GAAP basis, Adjusted EPS was ($0.56)
o	Total inventory decreased 26% at the end of the second quarter
o	Unrestricted cash and total liquidity were approximately $1.1 billion and $1.2 billion, respectively, at the end of the second quarter

BURLINGTON, New Jersey; August 27, 2020 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the second quarter ended August 1, 2020.

Michael O’Sullivan, CEO, stated, “The second quarter had some highs and some lows. The pace of our re-opening sales significantly exceeded our expectations, and we turned our aged spring merchandise very rapidly. This enabled us to go back into the market and take advantage of great merchandise availability. But we were not able to get these fresh receipts to our stores as quickly as we needed them; our in-store inventories declined and our sales trend fell off dramatically in the back half of June. As we have re-built our store inventory levels over the last several weeks, we have seen significant improvement in our sales trend.”

Mr. O’Sullivan continued, “We expect our trend to strengthen as we continue to replenish our store inventory levels but we see a lot of risk in Q3. In this uncertain environment, we plan to manage our business conservatively. We have plenty of liquidity and we will use this to support opportunistic buys of fall merchandise and of pack and hold inventory that we will flow to stores next year.”

Fiscal 2020 Second Quarter Operating Results (for the 13 week period ended August 1, 2020 compared with the 13 week period ended August 3, 2019)

•	Total sales decreased 39% to $1,010 million. Sales in Re-opened Stores (defined below) decreased 14% from the date of their re-opening to the end of the second quarter.
•

Gross margin rate was 45.8% vs. last year’s rate of 41.4%. Low levels of clearance inventory in the second half of the quarter resulted in lower markdowns and the increase in gross margin for the quarter.

Clearance markdowns during the second quarter were offset by the markdown reserve established in the first quarter. Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $72 million in the second quarter vs. $82 million in last year’s second quarter. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.

•	SG&A decreased $40 million to $492 million for the second quarter of Fiscal 2020. Adjusted SG&A, as defined below, was $402 million vs. $441 million last year.
•	The effective tax rate was 57.4% vs. 11.6% in last year’s second quarter. The Adjusted Effective Tax Rate was 55.6% vs. last year’s second quarter Adjusted Effective Tax Rate of 12.8%.
•

Net income was a loss of $46.8 million, or ($0.71) per share vs. net income of $85 million, or $1.26 per share for the second quarter last year, and Adjusted Net Income represented a loss of $37 million, or ($0.56) per share vs. $91 million, or $1.36 per share last year. This decrease in Adjusted Net Income was due primarily to the significant decline in sales, which was driven by store closures and other disruptions related to the COVID-19 pandemic.

•

Diluted shares outstanding amounted to 65.9 million at the end of the quarter compared with 67.3 million at the end of last year’s second quarter. The decrease was primarily the result of share repurchases under the Company’s share repurchase program, discussed in more detail below, as well as the Company’s stock-based compensation grants being anti-dilutive while in a net loss position. From the end of the second quarter of Fiscal 2019 through the suspension of our share repurchase program announced on March 19, 2020, the Company repurchased approximately 0.8 million shares of its common stock under its share repurchase program.

•

Adjusted EBITDA decreased $179 million from last year’s second quarter to ($9) million. Adjusted EBIT decreased $181 million below the prior year period to ($63) million. The decrease in Adjusted EBIT was driven by the same factors described above that drove the decline in Adjusted Net Income.

First Six Months Fiscal 2020 Results

•       Total sales decreased 45% compared to the first six months of Fiscal 2019. Net (loss) income decreased 334% compared to the prior year period to $(381) million, or $(5.79) per share vs. $2.40 last year. Adjusted EBIT decreased by 340%, or $801 million compared to last year, to $(565) million.  Adjusted Net (loss) Income of $(352) million was down 299% vs. last year, while Adjusted EPS was $(5.36) vs. $2.62 in the prior year period.

Inventory

•

Merchandise inventories were $608 million vs. $824 million last year, a 26% decrease. The decrease was driven by faster than expected clearance sell through during the first half of the quarter, delays in inventory replenishment, as well as conservative inventory plans due to uncertain consumer demand during the pandemic. Pack and hold inventory was 26% of total inventory at the end of the second quarter of Fiscal 2020 compared to 29% at the end of the second quarter of Fiscal 2019.

Liquidity

•

The Company ended the second quarter with $1,197 million in liquidity, including $1,077 million in unrestricted cash and $120 million in availability on its ABL facility. During the second quarter, the Company repaid $150 million on its $600 million ABL facility, with $250 million remaining outstanding at the end of the second quarter.

Share Repurchase Activity

•

The Company suspended its share repurchase program on March 19, 2020. As of the end of the second quarter, the Company’s share repurchase program, which remains suspended, had $348 million in remaining authorization.

Sales in Re-Opened Stores

Due to the temporary closing of all its stores as a result of the COVID-19 global pandemic, the Company’s definition of comparable store sales is not meaningful this quarter. In order to provide a performance indicator for its stores as they reopen, the Company is temporarily reporting a new sales measure: Sales in Re-Opened Stores. Sales in Re-Opened Stores includes all stores that were opened prior to the end of the second quarter of Fiscal 2019, and reports the sales increase or decrease of these stores for the days the stores were open in the current period against sales for the same days in the prior year.

Outlook

Given the uncertainty surrounding the pace of the recovery of consumer demand, the Company’s sales and earnings guidance for Fiscal 2020 (the 52-weeks ending January 30, 2021) remains suspended at this time.

The following Fiscal 2020 guidance items have been re-issued or updated:

•	Capital expenditures, net of landlord allowances, are still expected to be approximately $260 million, which had been reduced at the end of the first quarter from the original outlook of $400 million;
•

The Company now expects to open 62 new stores, while relocating or closing 26 stores, for a total of 36 net new stores in Fiscal 2020. Two additional stores that were originally planned for Fiscal 2020 were shifted out to Fiscal 2021, bringing the total number of stores shifted out to next Fiscal year to 18 stores;

•	Depreciation & amortization, exclusive of favorable lease costs, is still expected to be approximately $230 million; and
•	Interest expense, net of non-cash interest of $24 million on convertible notes, is still expected to be approximately $80 million.

Publication of the Company’s 2019 Corporate Social Responsibility Report

The Company has released its second annual Corporate Social Responsibility (CSR) report, which highlights the Company’s CSR efforts and focuses on the environmental, social and governance (ESG) issues of greatest importance to the Company’s stakeholders. Principally covering the Company’s Fiscal Year 2019, which ended on February 1, 2020, the report discloses the Company’s overall performance on a range of ESG issues and initiatives pertaining to Burlington’s associates, environmental impacts, supply chain, and governance and ethics, as well as the communities in which Burlington operates. The report was informed by several reporting frameworks, including the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), CDP (formerly the Carbon Disclosure Project) and the Taskforce for Climate-related Financial Disclosures (TCFD), as well as feedback from stakeholders to better understand which issues to prioritize and disclose.  Burlington’s 2019 CSR report can be found at www.burlingtoninvestors.com/corporate-social-responsibility.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Second Quarter 2020 Conference Call

The Company will hold a conference call on August 27, 2020 at 8:30 a.m. Eastern Time to discuss the Company’s second quarter results. The U.S. toll-free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on August 27, 2020 through September 3, 2020. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 5977285. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2019 net sales of $7.3 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 739 stores (which included 11 temporarily closed stores) as of the end of the second quarter of Fiscal 2020, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our expected sales trend and our liquidity position and inventory plans, as well as statements made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; pandemics, including the duration of the COVID-19 pandemic and actions taken to slow its spread and the related impact on consumer confidence and spending; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including  tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
REVENUES:
Net sales	$1,009,882	$1,656,363	$1,807,877	$3,284,910
Other revenue	2,446	5,659	5,974	11,306
Total revenue	1,012,328	1,662,022	1,813,851	3,296,216
COSTS AND EXPENSES:
Cost of sales	547,550	970,421	1,329,734	1,931,739
Selling, general and administrative expenses	491,598	531,843	976,686	1,049,221
Costs related to debt issuances and amendments	—	7	4,352	(375)
Depreciation and amortization	54,404	52,261	108,694	102,902
Impairment charges - long-lived assets	1,077	—	3,001	—
Other income - net	(824)	(1,663)	(2,946)	(3,754)
Loss on extinguishment of debt	—	—	202	—
Interest expense	28,359	13,435	43,052	26,805
Total costs and expenses	1,122,164	1,566,304	2,462,775	3,106,538
(Loss) income before income tax (benefit) expense	(109,836)	95,718	(648,924)	189,678
Income tax (benefit) expense	(63,055)	11,151	(268,415)	27,346
Net (loss) income	$(46,781)	$84,567	$(380,509)	$162,332

Diluted net (loss) income per common share	$(0.71)	$1.26	$(5.79)	$2.40

Weighted average common shares - diluted	65,947	67,274	65,760	67,502

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	August 1,	February 1,	August 3,
	2020	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,077,146	$403,074	$97,207
Restricted cash and cash equivalents	6,582	6,582	21,882
Accounts receivable—net	50,255	91,508	98,201
Merchandise inventories	607,554	777,248	823,787
Assets held for disposal	—	2,261	—
Prepaid and other current assets	150,253	136,698	144,832
Total current assets	1,891,790	1,417,371	1,185,909
Property and equipment—net	1,431,476	1,403,173	1,317,562
Operating lease assets	2,456,919	2,397,111	2,160,828
Goodwill and intangible assets—net	285,698	285,795	285,893
Deferred tax assets	4,678	4,678	4,125
Other assets	299,373	85,731	92,120
Total assets	$6,369,934	$5,593,859	$5,046,437

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$492,349	$759,107	$690,597
Current operating lease liabilities	277,211	302,185	277,411
Other current liabilities	451,877	397,032	344,584
Current maturities of long term debt	3,760	3,577	3,176
Total current liabilities	1,225,197	1,461,901	1,315,768
Long term debt	2,161,166	1,001,723	1,079,775
Long term operating lease liabilities	2,390,344	2,322,000	2,069,613
Other liabilities	113,580	97,798	94,601
Deferred tax liabilities	217,387	182,288	171,543
Stockholders' equity	262,260	528,149	315,137
Total liabilities and stockholders' equity	$6,369,934	$5,593,859	$5,046,437

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Six Months Ended
	August 1,	August 3,
	2020	2019
OPERATING ACTIVITIES
Net (loss) income	$(380,509)	$162,332
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	108,694	102,902
Deferred income taxes	(5,923)	(1,817)
Non-cash loss on extinguishment of debt	202	—
Non-cash stock compensation expense	30,045	20,974
Non-cash lease expense	1,226	7,318
Cash received from landlord allowances	12,825	23,427
Changes in assets and liabilities:
Accounts receivable	59,304	(22,754)
Merchandise inventories	169,694	129,890
Accounts payable	(269,750)	(158,675)
Other current assets and liabilities	(3,422)	(37,918)
Long term assets and liabilities	(216,888)	1,829
Other operating activities	21,472	1,915
Net cash (used in) provided by operating activities	(473,030)	229,423
INVESTING ACTIVITIES
Cash paid for property and equipment	(133,722)	(163,480)
Lease acquisition costs	—	(459)
Other investing activities	(395)	(44)
Net cash (used in) investing activities	(134,117)	(163,983)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	400,000	1,053,500
Principal payments on long term debt—ABL Line of Credit	(150,000)	(956,600)
Proceeds from long term debt—Convertible Note	805,000	—
Proceeds from long term debt—Secured Note	300,000	—
Purchase of treasury shares	(59,891)	(193,165)
Other financing activities	(13,890)	15,758
Net cash provided by (used in) financing activities	1,281,219	(80,507)
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	674,072	(15,067)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	409,656	134,156
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$1,083,728	$119,089

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net (Loss) Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net (Loss) Income is defined as net (loss) income, exclusive of the following items if applicable: (i) net favorable lease costs; (ii) costs related to debt issuances and amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; (v) amounts related to certain litigation matters; (vi) non-cash interest expense on convertible notes; (vii) costs related to closing the e-commerce store; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net (Loss) Income.

Adjusted EPS is defined as Adjusted Net (Loss) Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net (loss) income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net (loss) income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs, amounts related to certain litigation matters and costs related to closing the e-commerce store.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (g) in the table below).

The Company presents Adjusted Net (Loss) Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net (loss) income to Adjusted Net (Loss) Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
Reconciliation of net (loss) income to Adjusted Net (Loss) Income:
Net (loss) income	$(46,781)	$84,567	$(380,509)	$162,332
Net favorable lease costs (a)	6,183	9,205	12,626	19,907
Non-cash interest expense on convertible notes (b)	7,387	—	8,753	—
Costs related to debt issuances and amendments (c)	—	7	4,352	(375)
Loss on extinguishment of debt (d)	—	—	202	—
Impairment charges	1,077	—	3,001	—
Litigation accruals (e)	10,388	—	20,788	—
E-commerce closure (f)	970	—	970	—
Tax effect (g)	(16,421)	(2,333)	(22,427)	(4,931)
Adjusted Net (Loss) Income	(37,197)	91,446	(352,244)	176,933
Diluted weighted average shares outstanding (h)	65,947	67,274	65,760	67,502
Adjusted Earnings per Share	$(0.56)	$1.36	$(5.36)	$2.62

The following table shows the Company’s reconciliation of net (loss) income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
Reconciliation of net (loss) income to Adjusted EBITDA:
Net (loss) income	$(46,781)	$84,567	$(380,509)	$162,332
Interest expense	28,359	13,435	43,052	26,805
Interest income	(301)	(189)	(1,016)	(393)
Loss on extinguishment of debt (d)	—	—	202	—
Costs related to debt issuances and amendments (c)	—	7	4,352	(375)
Litigation accruals (e)	10,388	—	20,788	—
E-commerce closure(f)	970	—	970	—
Depreciation and amortization (i)	60,537	61,355	121,222	122,535
Impairment charges	1,077	—	3,001	—
Income tax (benefit) expense	(63,055)	11,151	(268,415)	27,346
Adjusted EBITDA	(8,806)	170,326	(456,353)	338,250

The following table shows the Company’s reconciliation of net (loss) income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
Reconciliation of net (loss) income to Adjusted EBIT:
Net (loss) income	$(46,781)	$84,567	$(380,509)	$162,332
Interest expense	28,359	13,435	43,052	26,805
Interest income	(301)	(189)	(1,016)	(393)
Loss on extinguishment of debt (d)	—	—	202	—
Costs related to debt issuances and amendments (c)	—	7	4,352	(375)
Net favorable lease costs (a)	6,183	9,205	12,626	19,907
Impairment charges	1,077	—	3,001	—
Litigation accruals (e)	10,388	—	20,788	—
E-commerce closure(f)	970	—	970	—
Income tax (benefit) expense	(63,055)	11,151	(268,415)	27,346
Adjusted EBIT	(63,160)	118,176	(564,949)	235,622

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
Reconciliation of SG&A to Adjusted SG&A:	2020	2019	2020	2019
SG&A	$491,598	$531,843	$976,686	$1,049,221
Favorable lease costs (a)	(6,134)	(9,094)	(12,528)	(19,633)
Product sourcing costs	(72,085)	(82,152)	(146,576)	(160,710)
Litigation accruals (e)	(10,388)	—	(20,788)	—
E-commerce closure (f)	(970)	—	(970)	—
Adjusted SG&A	402,021	440,597	795,824	868,878

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Six Months Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
Effective tax rate on a GAAP basis (g)	57.4%	11.6%	41.4%	14.4%
Adjustments to arrive at Adjusted Effective Tax Rate	(1.8)	1.2	(0.3)	1.0
Adjusted Effective Tax Rate	55.6%	12.8%	41.1%	15.4%

(a)

Net favorable lease costs represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Consolidated Statement of (Loss) Income.

(b)	Represents accretion of original issue discount on convertible notes.
(c)	Represents certain costs incurred as a result of the issuance of secured notes and convertible notes, as well as the execution of refinancing opportunities.
(d)	Amounts relate to the refinancing of the Term Loan Facility.
(e)	Represents amounts charged for certain litigation matters.
(f)	Represents costs related to the closure of our e-commerce store.
(g)

Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (f).  The effective tax rate includes the benefit of loss carrybacks to prior years with higher statutory tax rates.

(h)	Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.
(i)

Includes $6.1 million and $12.5 million of favorable lease costs included in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of (Loss) Income for the three and six months ended August 1, 2020 and $9.1 million and $19.6 million for the three and six months ended August 3, 2019, respectively.